Exhibit 11

          STATEMENTS REGARDING COMPUTATION OF NET LOSS PER SHARE

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
                                                      Three Months Ended              Nine Months Ended
                                                           March 31                       March 31
                                                     1997            1996           1997            1996
                                                     ----            ----           ----            ----
                                                 (as restated)                  (as restated)
Net loss per share was calculated as follows:
   Net loss                                       $(2,996,221)   $ (421,876)     $(5,736,311)   $(1,328,410)

   Periodic non-cash accretions on redeemable
     convertible preferred stock                                                    (786,803)
   Non-cash, non-recurring dividends on
     conversions of redeemable preferred B stock                                  (8,466,412)
   Non-recurring dividends on repurchase of
     redeemable preferred C stock                                                   (573,305)
   Discounts on warrant exercises                  (4,975,500)                    (4,975,500)
   Net loss attributable to common stockholders    (7,971,721)     (421,876)     (20,538,331)    (1,328,410)

Primary:
   Weighted average common shares outstanding       8,291,764     3,047,543        5,639,573      3,027,624
   Incremental shares under stock options computed
     under the treasury stock method using the
     average market price of the issuer's
     common stock during the periods                  425,862       194,714          324,331         99,128
   Weighted average common and common
     equivalent shares outstanding unless
     antidilutive                                   8,291,764     3,047,543        5,639,573      3,027,624
   Net loss per common share                          (0.96)         (.14)           (3.64)         (.44)
                                                  -----------    ----------      -----------    -----------
Fully diluted:
   Weighted average common shares outstanding       8,291,764     3,047,543        5,639,573      3,027,624
   Incremental shares under stock options computed
     under the  treasury  stock  method  using
     the market  price of the issuer's common
     stock at the end of the periods if higher
     than the average market price                    425,862       194,714          324,331         99,128
   Weighted average common and common
     equivalent shares outstanding unles
     antidilutive                                   8,291,764     3,047,543        5,639,573      3,027,624
   Net loss per common share                          (0.96)         (.14)           (3.64)         (.44)

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